Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-172602 on Form S-8 of Auxilio, Inc. (the “Company”) of our report dated March 31, 2010, relating to the Company’s consolidated financial statements included in the Company’s Amended Annual Report on Form 10-K/A for the year ended December 31, 2009.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California
March 22, 2011